SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
                Duty to File Reports Under Sections 13 and 15(d)
                  of the Securities and Exchange Act of 1934.


                         Commission File Number 000-29658
                                                ---------

                        COMMUNITY INDEPENDENT BANK, INC.
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             (Exact Name of registrant as specified in its charter)

                     206 N. Main Street, Bernville, PA 19506
                                 (610) 488-1200
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               (Address, including zip code and telephone number,
        including area code of registrant's principal executive offices)

                          Common Stock, $5.00 Par Value
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            (Title of each class of securities covered by this form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]*   Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)   [ ]    Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)    [ ]

     Approximate number of holders of record as of the certification or notice date: None.


     * Community Independent Bank, Inc. was merged with and into National Penn Bancshares, Inc. on January 3, 2001.

     Pursuant to the requirements of the Securities Exchange Act of 1934, National Penn Bancshares, Inc., successor by merger to Community Independent Bank, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    January 3, 2001         NATIONAL PENN BANCSHARES, INC.


                                 By: /s/ Wayne R. Weidner
                                     --------------------------------
                                     Wayne R. Weidner
                                     President and CEO